Exhibit 99.1
NEWS RELEASE
Basic Earth Nears Dakota Objective at Christmas Meadows Prospect
Denver, Colorado, January 29, 2007 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that, Double Eagle Petroleum Company (DBLE), its partner on the Table Top Unit #1 well at the Christmas Meadows Prospect, was at 15,500 feet and drilling ahead at 6 PM on January 28, 2007. The top of the Dakota sandstones, that produce at both Bridger Lake and Lucky Ditch Fields approximately twenty-five miles to the northeast of Christmas Meadows, are expected to be encountered at any time.
Given the relatively trouble-free operation to date and the additional hole size that has been carried to this depth, contingency plans are now being made to take the Table Top well to a depth of 18,100 feet to test the upper zone of the Nugget Formation. These plans are being formulated in the event that there is not a good reservoir in the Dakota. If there is a reservoir in the Dakota and it appears to be productive, it is highly probable that the well will be completed there without testing the Nugget. If the Dakota has a reservoir, but appears to be wet, then it is likely that the well will be plugged and abandoned without proceeding further.
Regional isopachs indicate that there should be 1,100 feet of Nugget sandstone at the Table Top Unit #1 well. Structurally, the original belief that this location is on a large anticline is still intact. However, porosity in sandstone reservoirs at 18,000 feet can be poor. This could be mitigated by natural fracturing that has helped to create economic reservoirs in several fields. The Nugget sandstones are a prolific producing zone at the Anschutz Ranch Field that is located 20 miles to the northwest of our wildcat.
If the Table Top well is taken to 18,100 feet, this additional 2,000 feet is expected to increase the cost of the well by $2.5 to $3 million dollars.
Basic has a 2 percent working interest in the well which is expected to cost approximately $16,600,000 or $330,000 to Basic’s interest. The 16,000 foot wildcat, spud on September 8, 2006, is expected to reach planned total depth by mid-February 2007. Management cautions that this time frame and cost estimate would increase if the decision is made to carry the well to the Nugget formation.
“Any day now we should see the Dakota and the suspense is intense,” commented Ray Singleton, President of Basic. “However, it is nice to have the luxury of hole size and a ‘well-behaved borehole’ to take this well deeper if the need arises. It goes without saying that we have high hopes for this venture.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.